June 3, 2009


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President - General Counsel
Angela Hilt, Vice President - Corporate Secretary & Assistant General Counsel Cheryl Brice, Assistant Secretary

Sincerely,

/s/  James E. Foster

Name:  James E. Foster
Title: Senior Vice President - Chief Product Supply Officer